                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          NCI BUILDING SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


--------------------------------------------------------------------------------
     (4) Date Filed:


--------------------------------------------------------------------------------

                                January 30, 1998



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of NCI Building Systems, Inc. (the "Company") to be held at 10:00 a.m. local time, on Wednesday, March 4, 1998, at the offices of the Company located at 7301 Fairview, Houston, Texas. At this meeting you will be asked to:

     (i) Elect three directors to serve until the annual meeting of stockholders to be held in 2001; and

     (ii) Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     It is important that your shares be represented at the meeting; therefore, if you do not expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope at your earliest convenience.

                                           Very truly yours,



                                           C.A. Rundell, Jr.,
                                         Chairman of the Board



Houston, Texas
January 30, 1998

                           NCI BUILDING SYSTEMS, INC.
                                  7301 FAIRVIEW
                              HOUSTON, TEXAS 77041

                          ----------------------------

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 4, 1998

                          ----------------------------

     The Annual Meeting of Stockholders of NCI Building Systems, Inc., a Delaware corporation (hereinafter the "Company"), will be held at the offices of the Company located at 7301 Fairview, Houston, Texas, on Wednesday, March 4, 1998, at 10:00 a.m. local time. The annual meeting will be held for the following purposes:

     1. Election of three directors to serve until the Annual Meeting of Stockholders to be held in 2001; and

     2. The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on January 16, 1998 are entitled to notice of, and to vote at, the meeting or any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available at the meeting for examination by any stockholder.

     It is desirable that as large a proportion as possible of the stockholders' interests be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS REQUESTED THAT THE ENCLOSED FORM OF PROXY BE PROPERLY EXECUTED AND PROMPTLY RETURNED TO THE COMPANY IN THE ENCLOSED ADDRESSED AND STAMPED ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the meeting and withdrawing the proxy. Please date, sign and return the enclosed proxy immediately in the stamped envelope provided.

                                 By Order of the Board of Directors




                                         Donnie R. Humphries,
                                              Secretary


Houston, Texas
January 30, 1998

                           NCI BUILDING SYSTEMS, INC.
                                  7301 FAIRVIEW
                              HOUSTON, TEXAS 77041

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 4, 1998

     This Proxy Statement is furnished to stockholders of NCI Building Systems, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of the Company to be held March 4, 1998 (the "Annual Meeting"). Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company before the Annual Meeting and not revoked. Any stockholder giving such a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the meeting and withdrawing the proxy. Your attendance at the meeting will not constitute automatic revocation of the proxy.

     This Proxy Statement and the enclosed proxy form are first being sent to stockholders on or about January 30, 1998.


                          ACTION TO BE TAKEN AT MEETING

     When stockholders have appropriately specified how their proxies should be voted, the proxies will be voted accordingly. Unless the stockholder otherwise specifies therein, the accompanying proxy will be voted (i) FOR the election as directors of the nominees listed under "Election of Directors," and (ii) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the meeting. The Board of Directors does not know of any such other matter or business.


                         PERSONS MAKING THE SOLICITATION

     The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting your proxy will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company.


                            OUTSTANDING CAPITAL STOCK

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is January 16, 1998. At the close of business on that date the Company had 8,179,241 shares of Common Stock, $0.01 par value per share, issued and outstanding and entitled to vote at the Annual Meeting.

     The following table sets forth, as of January 1, 1998, the number of shares of Common Stock beneficially owned by (1) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each director and each nominee for director, (3) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, and (4) all directors and officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to such Common Stock.

                                                                  Beneficial Ownership (1)
                                                                  ------------------------
 Name of Beneficial                                            Number of
  Owner or Group                                                 Shares            Percent
 ------------------                                            ---------           -------
 Dresdner RCM Global Investors, L.L.C. (2)                       820,000            10.0%
 Johnie Schulte, Jr. (3)(4)                                      469,849             5.7%
 Daniel D. Zabcik (5)                                            195,884             2.0%
 David B. Curtis (6)                                             170,473             2.1%
 C.A. Rundell, Jr.                                               140,114             1.7%
 Gary L. Forbes (7)                                              102,000             1.2%
 Leonard F. George (8)                                            80,901             1.0%
 Alvan E. Richey, Jr. (9)                                         43,577               *
 Robert J. Medlock (10)                                           42,899               *
 William D. Breedlove (11)                                        20,789               *
 La Plaza Partnership (12)                                        20,037               *
       Thomas C. Arnett
 Robert N. McDonald (11)                                          10,789               *

 All officers and directors as a group
        (fourteen persons) (13)                                1,479,891            18.1%
-------------------------------
 * Less than one percent

(1) Includes shares beneficially owned by such persons, including shares owned pursuant to the NCI 401(k) Profit Sharing Plan. If a person has the right to acquire beneficial ownership of any shares by exercise of options within 60 days after January 1, 1998, such shares are deemed beneficially owned by such person and are deemed to be outstanding solely for the purpose of determining the percentage of the Common Stock that he owns. Such shares are not included in the computations for any other person.

(2) Dresdner RCM Global Investors, L.L.C. ("Dresdner RCM") is an investment advisor registered under the Investment Advisers Act of 1940 and a wholly owned subsidiary of Dresdner Bank AG, which may be deemed to have beneficial ownership of the shares owned by Dresdner RCM. RCM Limited L.P., the Managing Agent of Dresdner RCM, and its general partner, RCM General Corporation, may also be deemed to have beneficial ownership of the shares owned by Dresdner RCM. The principal place of business of Dresdner RCM, RCM Limited L.P. and RCM General Corporation is Four Embarcadero Center, Suite 2900, San Francisco, California 94111. The principal place of business of Dresdner Bank AG is Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany.

(3) Includes 3,000 shares held by his daughter and options to purchase 84,333 shares held by Mr. Schulte which were exercisable as of January 1, 1998. Mr. Schulte holds an option to purchase an additional 18,750 shares which was not exercisable at that date.

(4) The principal business address of Mr. Schulte is 7301 Fairview, Houston, Texas 77041.

(5) Includes 60,000 shares held in a testamentary trust, of which Mr. Zabcik is sole trustee, for the benefit of his children, and options to purchase 41,728 shares held by Mr. Zabcik which were exercisable as of January 1, 1998. Mr. Zabcik holds an option to purchase an additional 1,000 shares which was not exercisable at that date.

(6) Includes 170,000 shares held by David B. Curtis Industries, Inc., of which Mr. Curtis is sole shareholder, and may be deemed to hold voting and investment power with respect to such shares.

(7) Includes 100,000 shares held by Equus II Incorporated, of which Mr. Forbes is a Vice President and may be deemed to share voting and investment power with respect to such shares. Mr. Forbes disclaims beneficial ownership of such shares.

(8) Includes options to purchase 74,014 shares held by Mr. George which were exercisable as of January 1, 1998. Mr. George holds options to purchase an additional 16,750 shares which were not exercisable at that date.

(9) Includes options to purchase 42,277 shares held by Mr. Richey which were exercisable as of January 1, 1998. Mr. Richey holds options to purchase an additional 11,000 shares which were not exercisable at that date.

(10) Includes options to purchase 40,974 shares held by Mr. Medlock which were exercisable as of January 1, 1998. Mr. Medlock holds options to purchase an additional 9,500 shares which were not exercisable at that date.

(11) Includes options to purchase 15,789 and 10,789 shares held by Messrs. Breedlove and McDonald, respectively, which were exercisable as of January 1, 1998. Each of Messrs. Breedlove and McDonald holds an option to purchase an additional 1,000 shares which was not exercisable at that date.

(12) Mr. Arnett is a general partner of La Plaza Partnership and may be deemed to share voting and investment power with respect to such shares.

(13) In addition to the shares identified in notes (2) through (12), includes options to purchase 29,000 shares held by other officers which were exercisable as of January 1, 1998 and 50,125 shares with respect to a convertible debenture held by another officer, which was exercisable as of January 1, 1998. These other officers also hold options to purchase an additional 37,000 shares which were not exercisable at that date.


                                QUORUM AND VOTING

     The presence in person or by proxy of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Annual Meeting of Stockholders. Each outstanding share of Common Stock is entitled to one vote. Abstentions will be included in vote totals and, as such, will have the same effect as a negative vote on each proposal other than the election of directors. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal. Cumulative voting is prohibited in the election of directors. To be elected a director, each nominee must receive a plurality of all of the votes cast at the Annual Meeting for the election of directors.


                              ELECTION OF DIRECTORS

     Three Class II directors are to be elected at the Annual Meeting for a term expiring at the Annual Meeting of Stockholders to be held in 2001 or until their respective successors are duly elected and qualified. Stockholders are not permitted to cumulatively vote their shares in connection with the election of directors.

     Set forth below is certain information concerning the persons nominated for election as directors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE
NOMINEES.

CLASS II NOMINEES TO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2001:

     GARY L. FORBES

     Mr. Forbes, age 53, has served as a director of the Company since December 1991. Mr. Forbes has been a Vice President of Equus II Incorporated, an investment company, since November 1991. Mr. Forbes is a certified public accountant. Mr. Forbes is also a director of Consolidated Graphics, Inc., a commercial printing company, Advanced

Technical Products, Inc., a manufacturer of high performance composite parts, and Drypers Corporation, a manufacturer of disposable diapers.

     ROBERT N. MCDONALD

     Mr. McDonald, age 70, has served as a director since March 1992. Mr. McDonald was a marketing consultant for American Buildings Company, a metal buildings manufacturer ("ABC"), from 1985 until February 1992, and served as a director of that company from 1989 to 1990. From 1956 to 1970, Mr. McDonald was employed by Butler Manufacturing Company, a metal building manufacturer, and served as Vice President of Marketing for ABC from 1970 to 1978.

     C.A. RUNDELL, JR.

     Mr. Rundell, age 66, has served as director and Chairman of the Board of the Company since April 1989. Since October 1997, Mr. Rundell has been President, Chief Executive Officer and a director of Tyler Corporation, a company engaged in providing information management services to county and other local governments and in distributing automotive aftermarket parts. Mr.
Rundell served as Chairman of the Board of Tyler Corporation from October 1996 until October 1997, and as its temporary Chief Executive Officer from October 1996 to March 1997. Since May 1988, Mr. Rundell has owned and operated Rundell Enterprises, a venture capital and investments company engaged in providing acquisition and financial consulting services to various business enterprises. From 1977 to 1988, Mr. Rundell was the President, Chief Executive Officer and a director of Cronus Industries, Inc. ("Cronus")(now known as BRC Holdings, Inc.), which is a holding company that during the period of Mr. Rundell's association owned a number of manufacturing, engineering and information service companies, including ABC.

     The present directors of the Company whose terms will expire after 1997 are as follows:

CLASS III DIRECTORS WHO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 1999:

     WILLIAM D. BREEDLOVE

     Mr. Breedlove, age 58, has served as a director of the Company since March 1992. Since August 1, 1996, Mr. Breedlove has been the Vice Chairman of HBW Holdings, Inc., which manages a private merchant banking fund and owns Hoak Breedlove Wesneski & Co., a registered broker-dealer. For more than five years prior to August 1, 1996, Mr. Breedlove was the Chairman and Managing Director of Breedlove Wesneski & Co., a private merchant banking firm and a predecessor of the HBW Holdings, Inc. group of companies.

     LEONARD F. GEORGE

     Leonard F. George, age 45, has served as a director of the Company since March 1993 and as an Executive Vice President of the Company since September 1992. From 1987 to September 1992, Mr. George was employed as President, Vice President of Engineering, Assistant Vice President of Engineering and Regional Sales Manager of ABC. Mr. George has spent over 20 years in the metal building industry.

     JOHNIE SCHULTE, JR.

     Mr. Schulte, age 62, a founder of the Company, has been a director, President and Chief Executive Officer of the Company since 1984. Mr. Schulte founded and was President of Mid-West Steel Buildings Co., Inc. from 1970 until its sale to ABC in 1980. Mr. Schulte remained as President of the Mid-West Metallic Division of ABC until 1984, when he left to form the Company. Mr. Schulte has spent 42 years in the metal building industry.

CLASS I DIRECTORS WHO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2000:

     THOMAS C. ARNETT

     Mr. Arnett, age 65, has served as a director of the Company since April 1989. Mr. Arnett is currently retired and manages his own investments. Mr. Arnett was an Executive Vice President of Cronus from 1977 to 1985 and served as a director of Cronus from 1977 to 1988.

     DANIEL D. ZABCIK

     Mr. Zabcik, age 69, has been a director of the Company since April 1989 and served as an Executive Vice President of the Company from April 1989 until October 1993, when he resigned as an officer and assumed part-time employee status since terminated. Since 1986, Mr. Zabcik has also served as Director of Southwest Bolt, Inc., a distributor of structural bolts. From 1980 until April 1989, Mr. Zabcik was employed as President, Executive Vice President, and Vice Chairman of the Mid-West Metallic division of ABC. Mr. Zabcik has spent 38 years in the metal building industry. Mr. Zabcik is a licensed engineer and served on the Executive Committee and as Chairman of the Metal Building Manufacturers Association in 1993.


                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

     Name                                        Position
     ----                                        --------

     C. A. Rundell, Jr.                          Chairman of the Board
     Johnie Schulte, Jr.                         President and Chief Executive Officer
     Leonard F. George                           Executive Vice President
     Robert J. Medlock                           Vice President, Treasurer, and Chief Financial Officer
     Alvan E. Richey, Jr.                        Vice President, Sales and Marketing
     Fredrick D. Koetting                        Vice President, Operations
     David B. Curtis                             President, Doors & Building Components
     John T. Eubanks                             President, Mesco Metal Buildings
     Donnie R. Humphries                         Vice President, Human Relations and Secretary

     Information concerning the business experience of Messrs. Rundell, Schulte and George is provided under the section entitled "Election of Directors."

     Robert J. Medlock, age 58, has served as Vice President and Chief Financial Officer of the Company since February 1992. Mr. Medlock served as the Chief Financial Officer and Treasurer of Enviropact, Inc., an environmental services company, from 1989 to 1991. Mr. Medlock is a certified public accountant and has over 14 years of experience in the metal building industry.

     Alvan E. Richey, Jr., age 62, has been Vice President Sales and Marketing of the Company since July 1, 1995 and President of A & S since December 1992. Prior to joining the Company in September 1992, Mr. Richey was employed by ABC for over five years. Mr. Richey has over 29 years of experience in the metal building industry.

     Fredrick D. Koetting, age 39, has been a Vice President of the Company since May 1994. Prior to joining the Company in May 1994, Mr. Koetting served as an Account Manager for National Steel Corporation, a steel supplier of the Company, from 1991 until May 1994.

     David B. Curtis, age 37, has served as President of the Doors & Building Components Division of the Company since it was acquired from Doors & Building Components, Inc. in November 1995. Mr. Curtis was the founder of Doors & Building Components, Inc. and served as its President and Chief Executive Officer for more than five years.

     John T. Eubanks, age 57, has served as President of the Mesco Metal Buildings Division of the Company since 1989. Mesco Metal Buildings was a division of Anderson Industries, Inc. prior to April 1, 1996, at which time it was acquired by a subsidiary of the Company. Mr. Eubanks has also been President of Anderson Industries, Inc. since 1994, which is in the process of liquidating. He has over 20 years of experience in the metal building industry.

     Donnie R. Humphries, age 48, has been Vice President and Secretary of the Company since 1985 and Vice President, Human Relations since 1997. Mr. Humphries was employed by Mid-West Steel Buildings Co., Inc. from 1976 to 1980 and by ABC from 1980 to 1985. Mr. Humphries has over 21 years of experience in the metal building industry.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid to the Company's Chairman, Chief Executive Officer and each of the Company's four other most highly compensated executive officers, with respect to each of the Company's last three fiscal years based on salary and bonus earned during each year.

                                                                    Long-Term
                                       Annual Compensation        Compensation
                                -------------------------------   ------------
                                                                    Securities
Name                                                                  Under-      All Other
and                                                                   lying        Compen-
Principal                                                            Options       sation
Position                        Year     Salary ($)   Bonus ($)      (#)(1)        ($)(2)
-------------                   ----     ----------   ---------      ------        -----

Johnie Schulte, Jr.             1997     $254,167     $195,000       25,000           --
  President and                 1996      233,333      168,750           --           --
  Chief Executive               1995      211,538      161,250           --           --
  Officer

Leonard F. George               1997     $215,000     $165,000       12,000     $  9,500
  Executive Vice                1996      188,333      142,500       10,000        9,500
  President                     1995      177,404      135,000       15,000        9,240

Alvan E. Richey, Jr.            1997     $161,667     $123,750        8,000     $ 55,870
  Vice President,               1996      144,666      108,750           --      194,727
  Sales and Marketing           1995      118,625       71,667       10,000        9,240

John T. Eubanks                 1997     $150,000     $112,500           --     $  9,500
   President,                   1996       87,500       65,625       25,000        4,688
   Mesco Metal Buildings        1995           --           --           --           --

Robert J. Medlock               1997     $147,500     $112,500        6,000     $ 55,822
  Vice President,               1996      131,667      101,250        5,000      241,097
  Treasurer, and                1995      113,183       86,250       10,000        9,240
  Chief Financial
  Officer

C.A. Rundell, Jr.               1997     $120,834     $ 89,062       25,000     $ 32,660
  Chairman of                   1996      100,000       71,250           --      124,361
  the Board                     1995      100,000       71,250           --        8,563

---------------------

(1)  Options to acquire shares of Common Stock.

(2) This column is comprised of: (a) the Company's matching contribution under its 401(k) plan and (b) with respect to Messrs. Rundell, Medlock and Richey, an amount which represents the increase in present value during each of the three fiscal years of a retirement benefit under the Company's Supplemental Retirement Plan payable beginning when Mr. Rundell reaches the age of 70 and the other officers reach the age of 65. The increase in present value of the vested portion of the retirement benefit included in this column for Messrs. Rundell, Richey and Medlock for fiscal 1996 was $115,798, $185,227 and $231,597, respectively. The increase for fiscal 1997 was $23,160, $46,370 and $46,322, respectively.

OPTION GRANTS DURING 1997 FISCAL YEAR

     The following table sets forth the options granted during fiscal 1997 to the Chairman, Chief Executive Officer and the four other most highly compensated executive officers of the Company pursuant to the Company's Nonqualified Stock Option Plan. The Company did not grant any stock appreciation rights during fiscal 1997.

                                                                                      Potential
                                                                                 Realizable Value at
                                                                                  Assumed Annual
                                                                                Rates of Stock Price
                                                                                    Appreciation
                                            Individual Grants                      for Option Term
                           ----------------------------------------------      ----------------------
                                          % of
                                          Total
                                         Options
                                        Granted to  Exercise
                           Options      Employees   or Base      Expira-
                           Granted      in Fiscal    Price         tion
Name                         (#)           Year      ($/Sh)        Date        5% ($)       10% ($)
----                       --------     ---------   --------     --------      ------       -------

Johnie Schulte, Jr.        25,000           12%     $  28.50     12-12-06     $448,000     $941,000
Leonard F. George          12,000            8%     $  28.50     12-12-06     $215,040     $451,680
Alvan E. Richey, Jr.        8,000            5%     $  28.50     12-12-06     $143,360     $301,120
John T. Eubanks                --           --            --           --           --           --
Robert J. Medlock           6,000            4%     $  28.50     12-12-06     $107,520     $225,840
C.A. Rundell, Jr.          25,000           12%     $  28.50     12-12-06     $448,000     $941,000

OPTION EXERCISES DURING 1997 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides information related to options exercised by the named executive officers during the 1997 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                           Number of
                                                       Securities Under-      Value of
                                                            lying            Unexercised
                                                          Unexercised       In-the-Money
                                                          Options at          Options at
                                                           FY-End (#)          FY-End
                    Shares Acquired                       Exercisable/       Exercisable/
Name                on Exercise (#)   Value Realized (1) Unexercisable     Unexercisable (1)
--------------      ---------------   ------------------ -------------     -----------------

Johnie Schulte, Jr.            --           --          84,333/18,750     $2,770,037/148,875
Leonard F. George           8,000     $230,160          74,014/16,750     $1,956,666/190,183
Alvan E. Richey, Jr.           --           --           37,777/7,500     $1,195,731/144,840
John T. Eubanks                --           --           6,250/18,750     $   49,625/148,875
Robert J. Medlock          10,000     $294,200           40,974/9,500     $1,070,647/111,055
C.A. Rundell, Jr.              --           --           6,250/18,750     $   49,625/148,875

---------------

(1) Value is calculated on the basis of the difference between the option exercise price and the market value of the Common Stock on the exercise date.

COMPENSATION OF DIRECTORS

     Directors of the Company who are employees of the Company do not receive compensation as directors. The Company paid each non-employee director an annual fee of $15,000 plus expenses incurred by him and $500 for each meeting of the board of directors or committee meeting that he attended. Each non-employee director also receives an annual grant of an option to purchase 1,000 shares of Common Stock of the Company pursuant to the Company's Nonqualified Stock Option Plan. In addition, upon election to the Board of Directors, each new non-employee director will receive an initial grant of an option to purchase 5,000 shares.

     The Company has a deferred compensation agreement with Mr. McDonald, pursuant to which the payment of $65,000 earned by him for special services in 1993 has been deferred until 2004. Interest on the deferred compensation is accruing at the annual rate of 1 1/2% below the prime rate of the Company's principal lending bank.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Under the terms of an employment agreement, Mr. Schulte has agreed to serve in an executive capacity for the Company through December 1995, and thereafter for successive one-month periods until his discharge by the Company, his voluntary resignation or his death or disability, at a minimum annual salary of $125,000. His base salary rate may be increased at the discretion of the Board of Directors. If Mr. Schulte's employment with the Company is terminated, whether by voluntary termination by Mr. Schulte or by termination with or without cause by the Company, Mr. Schulte has agreed not to compete with the Company within a 500-mile radius of any of the Company's manufacturing facilities for a three-year period after such termination. In consideration of Mr. Schulte's covenant not to compete, Mr. Schulte is entitled to receive 100% of his then current base salary for the first 30 days after such termination or discharge, and will thereafter receive 75% of his base salary for the remainder of the three-year period. In addition, Mr. Schulte may continue to participate in the Company's group health insurance plan. The Company may elect to cease making noncompete payments to Mr. Schulte at any time, in which case Mr. Schulte would be relieved of his covenant not to compete.

     The Company entered into an employment agreement with Mr. Eubanks in April 1996, whereby he agreed to serve as the Chief Operating Officer of the Mesco Metal Buildings division for a period of five years at a base salary of $150,000 per year. Mr. Eubanks is also entitled to participate in the Company's bonus program as a Level I participant. Pursuant to the employment contract, upon employment Mr. Eubanks received an option to purchase 25,000 shares of the Common Stock of the Company pursuant to the Company's Nonqualified Stock Option Plan, at $28.50 per share. Mr. Eubanks also receives, pursuant to his employment contract, reimbursement for premiums on a life insurance policy in the amount of $40,410 per year.

     The Company maintains a nonqualified, unfunded benefit plan (the "Supplemental Plan") pursuant to which certain key employees of the Company are eligible to receive monthly benefits following their retirement with the Company, or if a participating key employee dies prior to retirement, his designated beneficiary is eligible to receive monthly preretirement survivor benefits. The Board of Directors determines the amount of retirement benefit to be payable to an eligible employee at the time the Board designates such employee as eligible to participate in the Supplemental Plan. Generally, a participant becomes vested in his retirement benefit under the Supplemental Plan at the rate of 10% for each year of service with the Company and becomes fully vested upon his disability or upon the occurrence of a change in control of the Company (as defined in the Supplemental Plan). Messrs. Rundell, Medlock and Richey are currently participants in the Supplemental Plan. The benefit payable to Mr. Rundell, beginning at age 70, is $50,000 per year for 10 years. The benefit payable to Messrs. Richey and Medlock, beginning at age 65, is $100,000 per year for 10 years. The Company has acquired certain life insurance policies to be used to discharge its obligations under the Supplemental Plan.

     The Company has entered into Split Dollar Life Insurance Agreements with certain key employees, including Mr. George, pursuant to which they are the owners of life insurance policies providing death benefits. The Company advances the annual premium on each policy and the insured employee pays income tax on the one-year term cost of his policy. Each insured employee has collaterally assigned an interest in his respective policy to the Company in an amount equal to the premiums paid by the Company. The policy on Mr. George provides a death benefit of $3,000,000.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is responsible for determining executive compensation. Mr. Arnett and Mr. McDonald are the only members of the Compensation Committee. Neither Mr. Arnett nor Mr. McDonald are officers or employees of the Company.

REPORT OF THE COMPENSATION COMMITTEE

     The principal elements of compensation provided to executive and other officers of the Company, including Mr. Johnie Schulte, the President and Chief Executive Officer of the Company, historically have consisted of a base salary, supplemented with the opportunity to earn a bonus under the Company's annual cash bonus program ("Bonus Program") if performance exceeds targeted levels. Option grants under the Company's Nonqualified Stock Option Plan also have been utilized as a principal component of compensation.

     Mr. Schulte, the President and Chief Executive Officer of the Company, is entitled to receive a minimum annual salary of $125,000 pursuant to his employment agreement with the Company. Subject to this minimum, Mr. Schulte's base salary rate may be adjusted at the discretion of the Board of Directors based upon such factors as the Board of Directors deems appropriate. Mr. Schulte's base salary for fiscal 1997 was $254,167.

     The Bonus Program provides annual cash bonuses to members of management based on the return on assets of the Company for the fiscal year. No bonus may be given pursuant to the Bonus Program unless the return on assets of the Company is at least 20%. If the return on assets is 20%, Level I participants, including Mr. Schulte, Mr. George, Mr. Richey, Mr. Medlock, Mr. Koetting, Mr. Eubanks and Mr. Rundell, may receive bonuses equal to 37.5% of their base salary for the fiscal year and Level II and Level III participants may receive bonuses equal to 25% and 12-1/2%, respectively, of their base salary for the fiscal year. The percentage of base salary payable as a bonus increases proportionately with increases in the return on assets achieved. The maximum bonuses payable under the Bonus Program are 75%, 50% and 25% of base salary for Level I, II and III participants, respectively, if the return on assets for the Company is 30% or more. In fiscal 1997, the return on assets for the Company exceeded 30%, so all eligible participants received the maximum available bonus.

     The Compensation Committee believes that this performance-based bonus program enables the Company to provide base compensation to its management group below comparable rates paid by other companies, in exchange for generous bonuses when warranted by the Company's performance. The Compensation Committee believes that basing bonuses on achievement of a specified return on assets provides incentives to management to aggressively manage asset accounts as well as income and expense items. The Compensation Committee believes that these incentives result in increased cash flows to the Company.

     Certain members of management also receive benefits pursuant to the Supplemental Plan and the Split Dollar Life Insurance Agreements described above under "Employment and Change-in-Control Agreements". The Compensation Committee believes that benefit programs such as these, which address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans, are critical in attracting and retaining quality executives.

     In December 1996, the Compensation Committee engaged an independent compensation consultant to compare the overall management salary, bonus and option programs of the Company to the compensation programs of other companies in its industry and size range, and utilized the results of that study to assist it in determining the appropriate adjustments to salaries, bonus eligibility and option grants for key employees and directors of the Company for the 1997 fiscal year.

     At this time, based on the Company's current executive structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1.0 million for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     This report is submitted by the members of the Compensation Committee.


                                             T.C. ARNETT
                                             ROBERT N. MCDONALD

STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative stockholder return on the Company's Common Stock from November 1993 to the end of the fiscal year ended October 31, 1997 with the cumulative total return on the Nasdaq Market Index and the MG Industry Group 058 - Other Building Materials, a peer group. The comparison assumes $100 was invested on November 1, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                                    [CHART]

                    BOARD MEETINGS, COMMITTEES AND ATTENDANCE

     The Board of Directors of the Company met five times during the fiscal year ended October 31, 1997. Each director attended at least 80% of the called meetings. The Board of Directors currently has appointed three committees, the Executive Committee, the Audit Committee and the Compensation Committee.

EXECUTIVE COMMITTEE

     The Executive Committee is generally authorized to act on behalf of the Board of Directors of the Company between scheduled meetings of the Board of Directors to the fullest extent permitted by Delaware corporate law. The members of the Executive Committee are Mr. Rundell, Mr. Schulte and Mr. Zabcik. The Executive Committee did not meet during the fiscal year ended October 31, 1997.

AUDIT COMMITTEE

     The Audit Committee is responsible for engaging and discharging the independent auditors of the Company and for monitoring internal audit functions and procedures. The members of the Audit Committee are Mr. Breedlove and Mr. Forbes. The Audit Committee is comprised solely of directors who are not officers or employees of the Company. The Audit Committee met two times during the fiscal year ended October 31, 1997.

COMPENSATION COMMITTEE

     The Compensation Committee is responsible for review and making recommendations to the Board of Directors on all matters relating to compensation and benefits provided to executive management. The members of the Compensation Committee are Mr. Arnett and Mr. McDonald. The Compensation Committee is comprised solely of directors who are not officers or employees of the Company. The Compensation Committee met two times during the fiscal year ended October 31, 1997.

                             SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market. Such persons are required by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1997, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with.


              TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES

     Southwest Bolt, Inc., a corporation in which Mr. Zabcik is the President and owns 32% of the capital stock, is the Company's primary supplier of structural bolts. In fiscal 1997, the Company made purchases from Southwest Bolt, Inc. in the amount of $1,868,922.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP served as the independent auditors of the Company for the fiscal year ended October 31, 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement. The representative will be available to answer appropriate stockholder questions.


                             STOCKHOLDERS' PROPOSALS

     Stockholders must submit their proposals to the Secretary of the Company on or before October 2, 1998 for consideration at the Company's next Annual Meeting.


                                  MISCELLANEOUS

     The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters.

     The information contained in the Proxy Statement relating to the occupations and security holdings of the directors and officers of the Company and their transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Securities and Exchange Commission.

                                   By Order of the Board of Directors




                                            Donnie R. Humphries,
                                                 Secretary

Houston, Texas
January 30, 1998

                           NCI BUILDING SYSTEMS, INC.

The undersigned hereby (i) acknowledges receipt of the Notice dated January 30, 1998, of the Annual Meeting of Stockholders of NCI Building Systems, Inc. (the "Company") to be held at the Company's offices located at 7301 Fairview, Houston, Texas on Wednesday, March 4, 1998 at 10:00 a.m., local time, and the Proxy Statement in connection therewith; and (ii) appoints C.A. Rundell, Jr. and Johnie Schulte, and each of them, his proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

(a) Proposal to elect three Class II directors to serve until the 2001 Annual Meeting of Stockholders, or until their respective successors are elected and qualified.

     [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY to vote
         (except as marked to the contrary)      for all nominees listed below

Directors:   Gary L. Forbes, Robert N. McDonald and C.A. Rundell, Jr.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)


--------------------------------------------------------------------------------
(b) In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

     [ ]   FOR                 [ ]   AGAINST                 [ ]   ABSTAIN



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO ABOVE.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such Common Stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


                                    Dated:
                                          ----------------------------------

                                    ----------------------------------------

                                    ----------------------------------------

                                    Please date this Proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the Proxy should be signed by a duly authorized officer.

                                    Please date, sign and mail this proxy card in the enclosed envelope. No postage is required.